Exhibit 99.1

Altimmune Appoints Will Brown as Chief Financial Officer

GAITHERSBURG, Maryland, June 12, 2019 – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced it has appointed Will Brown as Chief Financial Officer. Mr. Brown has been serving as the Acting Chief Financial Officer since May 2018.

“Will has proven to be a valuable member of our senior leadership team since he stepped into the CFO role over a year ago,” said Vipin K. Garg, Ph.D., President and Chief Executive Officer. “His continued participation will serve the Company well as we continue to execute on our strategy.”

Mr. Brown added, “This is an exciting time to be a part of Altimmune and I welcome the opportunity to build on the progress we’ve made thus far. It has been a pleasure working with the Company over the past year and I am delighted to now officially take the role of CFO.”

Mr. Will Brown was appointed Acting Chief Financial Officer and Principal Accounting Officer in May 2018 after having consulted with the company since February 2018. Mr. Brown has been a consultant to several private and public companies in a variety of accounting and tax matters both independently and as the managing partner of Redmont CPAs. Prior to his consulting role, he was an audit manager at PwC and a Division Controller at Rheem, a multinational manufacturing company. Mr. Brown is a CPA and earned both his Bachelor of Science and Master of Business Administration from Auburn University at Montgomery.

About Altimmune

Altimmune is a clinical-stage biopharmaceutical company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease. HepTcell is a synthetic peptide immunotherapeutic product candidate designed to break immune tolerance in chronic Hepatitis B infection. ALT-702, a TLR7/8 agonist conjugate, is a tumor immunostimulant product candidate that has the potential to safely elicit or improve immune responses in a variety of cancer indications. NasoVAX, our influenza vaccine candidate, has unique characteristics that stimulate multiple arms of the immune system and offers the potential to stop infection and the spread of flu, while being easier to administer through an intranasal rout. NasoShield is a next-generation intranasal anthrax vaccine candidate that is designed to provide more rapid and stable protection than the only approved anthrax vaccine. By leveraging the complementary attributes of its proprietary technology platforms, Altimmune is able to design and develop products tailored to address a wide range of disease indications including both acute and chronic infections and cancer. For more information on Altimmune, please visit the website www.altimmune.com.

Contacts
Vipin K. Garg, Ph.D.	Ashley R. Robinson
President and CEO	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: vgarg@altimmune.com	Email: arr@lifesciadvisors.com